$1,280,501,451

                           RALI Series 2007-QS1 Trust

                                 Issuing Entity

                        Residential Accredit Loans, Inc.

                                    Depositor

                        Residential Funding Company, LLC

                           Master Servicer and Sponsor


        Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QS1

                        Supplement dated January 29, 2007
                                       to
                  Prospectus Supplement dated January 26, 2007
                                       to
                        Prospectus dated December 6, 2006



      Capitalized terms used in this supplement are defined in the prospectus supplement dated January 26, 2007, to which this supplement is attached.

      The prospectus supplement is hereby revised as follows:

      On page S-75, section (a)(ii)(B)(1) is deleted in its entirety and replaced with the following:

            first, on each distribution date on or after the distribution date in February 2012, to the Class I-A Lockout Certificates, on a pro rata basis in accordance with their respective Certificate Principal Balances, until the Certificate Principal Balances of the Class I-A Lockout Certificates have been reduced to zero, an amount equal to the product of (1) the related Lockout Percentage, (2) the Lockout Shift Percentage and (3) the aggregate of the amounts described in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of the Senior Principal Distribution Amount for loan group I; provided, however, that if the aggregate of the amounts set forth in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of Senior Principal Distribution Amount for loan group I is more than the balance of the Available Distribution Amount for loan group I remaining after the Senior Interest Distribution Amount and the Class A-P Principal Distribution Amount for loan group I have been distributed, the amount paid to the Class I-A Lockout Certificates pursuant to this clause (a)(ii)(B)(1) shall be reduced by an amount equal to the Class I-A Lockout Certificates' pro rata share (based on the aggregate Certificate Principal Balance of the Class I-A Lockout Certificates relative to the aggregate Certificate Principal Balance of the Group I Certificates, other than the Class I-A-P Certificates) of such difference;


      On page S-76, section (b)(ii)(B)(2)(a) is deleted in its entirety and replaced with the following:

            first, on each distribution date on or after the distribution date in February 2012, to the Class II-A-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero, an amount equal to the product of (1) the related Lockout Percentage,
            (2) the Lockout Shift Percentage, (3) 20.000000% and (4) the aggregate of the amounts described in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of the Senior Principal Distribution Amount for loan group II; provided, however, that if the aggregate of the amounts set forth in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of Senior Principal Distribution Amount for loan group II is more than the balance of the Available Distribution Amount for loan group II remaining after the Senior Interest Distribution Amount and the Class A-P Principal Distribution Amount for loan group II have been distributed, the amount paid to the Class II-A-5 Certificates pursuant to this clause
            (b)(ii)(B)(2)(a) shall be reduced by an amount equal to the Class II-A-5 Certificates' pro rata share (based on the Certificate Principal Balance of the Class II-A-5 Certificates relative to the aggregate Certificate Principal Balance of the Group II Certificates, other than the Class II-A-P Certificates) of such difference;


      On page S-77, section (b)(ii)(B)(3)(a) is deleted in its entirety and replaced with the following:

            first, concurrently, to the Class II-A-3 Certificates and Class II-A-13 Certificates, pro rata, until the Certificate Principal Balances of the Class II-A-3 Certificates and Class II-A-13 Certificates have been reduced to zero, an amount equal to the product of (1) the related Lockout Percentage, (2) the Lockout Shift Percentage, (3) 30.000000% and (4) the aggregate of the amounts described in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of the Senior Principal Distribution Amount for loan group II; provided, however, that if the aggregate of the amounts set forth in clauses (i), (ii), (iii),
            (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of Senior Principal Distribution Amount for loan group II is more than the balance of the Available Distribution Amount for loan group II remaining after the Senior Interest Distribution Amount and the Class A-P Principal Distribution Amount for loan group II have been distributed, the amount paid to the Class II-A-3 Certificates and Class II-A-13 Certificates pursuant to this clause
            (b)(ii)(B)(3)(a) shall be reduced by an amount equal to the Class II-A-3 Certificates and Class II-A-13 Certificates' pro rata share (based on the aggregate Certificate Principal Balance of the Class II-A-3 Certificates and Class II-A-13 Certificates relative to the aggregate Certificate Principal Balance of the Group II Certificates, other than the Class II-A-P Certificates) of such difference;

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

Citigroup                                                         Morgan Stanley

                               GMAC RFC Securities

                                  Underwriters